EXHIBIT  77G

For the period ending: 03/31/03

File number:  811-05009

DEFAULTS AND ARREARS ON SENIOR SECURITIES


1) El Paso County, Colorado The Powers Boulevard/Drennan Road Local Improvement District 1985-2, 8.875%-9.00% due 9/1/2000
         In default:  Interest
         Nature of default:  District did not make full interest payment.
         Date of default:      September  2000
         Default per $1,000 face:  $90,000

2) Ft. Lupton, Colorado Golf Course Revenue Anticipation Warrants Series 1996A, 8.50% due 12/15/2015 In default: Interest
         Nature of default:  District did not make interest payment.
         Date of default: June 2002
         Default per $1,000 face:  $25,000